Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 11, 2013, relating to the financial statements of Credit Information Bureau (India) Limited as of and for the year ended March 31, 2013 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the preparation of the financial statements in accordance with generally accepted accounting principles in India which differs from accounting principles generally accepted in the United States of America), appearing in the prospectus of TransUnion dated June 24, 2015 filed with the Securities and Exchange Commission on June 25, 2015 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement No. 333-203110.

/s/ Deloitte Haskins & Sells LLP

Mumbai, India

June 25, 2015